Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-274541

Prospectus Supplement No. 3
(To Prospectus dated April 26, 2024)

TKO GROUP HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 26, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-274541). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

TKO Group Holdings, Inc.’s Class A common stock is quoted on the New York Stock Exchange under the symbol “TKO.” On August 7, 2024, the closing price of our Class A common stock was $109.50.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2024

TKO Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41797	92-3569035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Fifth Avenue, 7th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 558-8333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	TKO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01.	Changes in Registrant’s Certifying Accountant.

Due to specific auditor independence implications under the rules of the Securities and Exchange Commission (the “SEC”) that will result upon consummation of the expected take-private acquisition of Endeavor Group Holdings, Inc. by Silver Lake, on August 8, 2024, upon the completion of a comprehensive selection process, the Audit Committee (the “Audit Committee”) of the Board of Directors of TKO Group Holdings, Inc. (the “Company”) (1) notified Deloitte & Touche LLP (“Deloitte”) that, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2024 with the Securities and Exchange Commission (the “10-Q Filing”), Deloitte will be dismissed as the Company’s independent registered public accounting firm, and (2) appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The Company has elected to preemptively address this specific outcome under the rules, and the auditor change was not the result of work performed by Deloitte or matters involving the Company’s financial statements.

The reports of Deloitte on the Company’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2022 and 2023, and in the subsequent interim period through August 8, 2024, there were no: (1) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in its report on the consolidated financial statements for such years, or (2) “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Deloitte with a copy of the disclosures contained in this Current Report on Form 8-K and requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of Deloitte’s letter, dated August 8, 2024, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

During the fiscal years ended December 31, 2022 and 2023, and the subsequent interim period through August 8, 2024, neither the Company nor anyone on its behalf consulted with KPMG with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter from Deloitte & Touche LLP, dated August 8, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TKO GROUP HOLDINGS, INC.

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

Date: August 8, 2024

Exhibit 16.1

Deloitte & Touche LLP

30 Rockefeller Plaza New York, NY 10112 USA
August 8, 2024	Tel: +1 (212) 492-4000
Fax: +1 (212) 492-4000
Securities and Exchange Commission	www.deloitte.com
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of TKO Group Holdings, Inc.’s Form 8-K dated August 8, 2024, and we agree with the statements made therein, with the exception of the last paragraph of Item 4.01 upon which we have no basis to agree or disagree.

Yours truly,

/s/ Deloitte & Touche LLP